Exhibit 13.2

November 11th, 2020

Future Pearl Labs (Bobacino) TTW Materials

StartEngine Profile Page

The intersection of boba culture and robotic automation, Bobacino is a fully automated boba bar that produces a variety of high quality bubble teas.

Reasons to Invest

Bobacino’s automated pods cost is aimed to be less than a quarter of what a traditional boba shop costs to open, plus they are small and easily movable from one location to another. Bobacino expects profit margins to be 31%, while traditional sit down coffee shop margins are about 4.9%.

Boba’s global market value of $5.3 billion in 2019 is expected to increase to over $8 billion by 2024 according to a report by iCrowd Newswire on July 7, 2020.

Backed by Wavemaker Labs, a food automation focused venture studio, helping build Piestro and Miso Robotics.

OVERVIEW

The bubbly drink making waves across the globe is now more accessible to the American public In 1986 at a tea shop in Taiwan, 4 simple ingredients were combined, giving birth to the first Boba tea. Boba tea quickly became a cultural staple throughout Asia and reached global adoption by the early 2000s (source). With increasing popularity across the US in the last decade, its widespread consumption is only expected to grow.

Boba Who?

In 1986 at a tea shop in Taiwan, 4 simple ingredients were combined, giving birth to the first Boba Tea.

Tea

Sweetened Milk

Syrup

Tapioca Balls

At Bobacino, we saw an opportunity to create a new kind of boba shop that keeps operational costs low, while maintaining a sleek and stylish appearance and producing boba teas of the highest quality! Introducing Bobacino: an innovative and highly accessible take on the drink that’s as pretty as it is delicious!

Automated Boba Tea Bar: Bobacino

The Intersection of Boba Culture & Robotic Automation

November 11th, 2020

THE PROBLEM

We believe Boba shops in the US are more concentrated on the coasts and have high operational costs

Despite worldwide growth and popularity, we believe boba in America is still highly concentrated on the coasts (source), primarily due to the high costs associated with building and operating a physical store. Many end up compromising quality in favor of using cheaper ingredients.

We believe there is still a huge untapped market of boba consumers within the US, which puts us at a great advantage for massive market capture!

Graphic:

U.S Boba Market

High Cost of Physical Locations & High Quality Ingredients

Boba is Highly concentrated on the coasts

There is a massive untapped boba market!

THE SOLUTION

Bobacino is fully automated to deliver ample quality at a low cost

Bobacino was designed to make high quality, low cost boba teas more accessible to consumers throughout the US. Inspired by today’s modern world of iconic and viral allure, Bobacino delivers a fun, stylish and interactive experience for the next generation of boba consumers, with the goal of building a community of boba enthusiasts across the US.

Affordable High Quality Boba

Available in High traffic areas.

Disclaimer (Above image is a computer generated rendering)

Our boba teas provide an alternative, exciting and colorful treat, and moment of escape, beyond the typical specialty coffee experience. And because our stands are fully robotically operated, we are able to deliver high quality, affordable drinks with low overhead costs.

THE MARKET

The US has a huge untapped market for this multibillion dollar industry

After becoming a staple in Asia, Boba quickly hit a global market value of $5.3 billion in 2019 and is expected to increase to $8 billion by 2024 (source).

According to a report published by iCrowd Newswire on July 7, 2020. See report here

Our target market is Gen Z and Millennials, as our shops will be stationed in places like college campuses, shopping malls, airports and business parks. Our low operating costs will enable us to test our market and pivot until we find our sweet spot.

November 11th, 2020

OUR TRACTION

Bobacino has already built a fully-functioning prototype!

We have brought to life a new first-of-its-kind boba experience, with creativity, curiosity and accessible luxury as cornerstones of our brand.

Graphic:

Lead Investors

Embark Ventures

Overview: Deep Technology ad robotics funded VC Fund

Portfolio AVA robotics; SafeAI; Truvian

Wavemaker Labs

Overview: Robotics R&D Lab and Venture Studio

Portfolio: Winc; Piestro; Blue Bottle Coffee

Bobacino is a uniquely fun experience and customizable product!

WHAT WE DO

Creative and fun, yet simple. Delicious and stylish, yet affordable.

The sleek Bobacino stand features a boba dispenser, taps for teas, milks and sweeteners, an ordering screen for customers to choose their perfect drink, a 6-axis robotic arm, a cup sealer and a pick-up window.

Key Features:

Boba Dispensor

Taps

Ordering Screen

6 Axis Robotic Arm

Cup Sealer

Pickup Window

Boba Dispenser: Delivers fresh boba pearls

Taps: Serves brewed teas, chilled milk & sweeteners

Ordering Screen: Select a drink & customize it to make it yours

6 Axis Robotic Arm: Your personal, robotic Bobarista

Cup Sealer: Safely seals your drink

Pickup Window: Grab your drink & enjoy

November 11th, 2020

All that’s needed to operate a shop is a Bobacino machine, one part-time employee to restock ingredients and a smart device!

Graphic:

All you need to run a shop:

Boba Machine

Employee

Ingredients

Smart Device

*Part-time employee needed for restocking ingredients only

THE BUSINESS MODEL

Low cost, high quality, and high profitability

Our business model is all about keeping operational costs low and quality high. Bobacino units are 16 square feet in size, fully-automated and can be stationed almost anywhere, from college campuses to shopping malls to airports and business parks.

Graphic:

Kee[ing Costs Low and Quality High

Cost / Quality

While most boba shops have about 10 employees (source), Bobacino only requires one part-time employee, allowing for much lower operating costs. And while traditional boba shops have about a 4.9% profit margin (source), we expect Bobacino profit margins to be 31%!

Graphic:

Expense Breakdown

Without Bobacino. /. With Bobacino

November 11th, 2020

HOW WE ARE DIFFERENT

Everything we love about boba, minus the hassle of running a shop!

By removing the expensive overhead of real estate and labor, Bobacino’s compactly designed Boba machines bring affordable, high-quality Boba to high-traffic areas.

The Bobacino delivers the most value for the least startup and operating cost. While opening a traditional sit-down costs $200k-$375 thousand per new location (source), Bobacino only costs $50k. Time to launch a boba shop usually takes up to one year, whereas Bobacino only takes a week or two. Because our machine is only 16 square feet and fairly easy to transport, the location options are nearly limitless!

THE VISION

America’s favorite bubble tea

Our goal is to expand boba consumption in the US by providing an alternative treat & moment of escape beyond the typical specialty coffee experience. We will do so through key partnerships in new channels and geographies, while scaling consumer adoption through innovative delivery of customizable drink experiences.

OUR LEADERSHIP

A tight-knit team of innovators make up the mastermind behind the machine

Bobacino is headed by CEO Darian Ahler, along with a diverse team of four men and women with expertise in engineering and marketing. The Bobacino team consists of three engineers who have worked together to create our finished product: an interactive, stylish, fully-capable, automated boba machine that we can’t wait to introduce to the public!

Team

Darian Ahler, CEO

Kyle Cothern, Lead Engineer

Christopher Louie, Head of Marketing

Marcy Ren, Automation Engineer

Ruslan Tita, Development Engineer

WHY INVEST

The future of boba starts with Bobacino

As boba grows in global popularity toward an estimated $8.4 billion dollar value in 2024, it is time that this fun and classic drink becomes more accessible to the American consumer. We love the excitement of drinking boba, but we also know how expensive it is to run a high quality boba shop. We teamed up to create the Bobacino because we believed that there was an easier way to build a community of boba enthusiasts and deliver a variety of amazing flavors that would maximize the luxury of the experience while minimizing costs.

November 11th, 2020

Today, we are proud to say we’ve done it and we can’t wait to debut our fun, stylish and interactive product to the public. Big things are coming and we hope you’ll join us in creating a new paradigm in boba history!

Disclaimer:

The information herein may contain forward-looking statements and information relating to, among other things, Future Pearl Labs, Inc. dba Bobacino (the “company”), its business plan and strategy, and its industry.  These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management.  The words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

The company is “testing the waters” under Regulation A under the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities. The company is not under any obligation to make an offering under Regulation A. An offering statement regarding this offering has been filed with the SEC. The preliminary offering circular that is part of that offering statement can be accessed Here.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.